Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement, dated as of January 3, 2019 (the “Agreement”) is made by and between Spok Holdings, Inc., a Delaware corporation (the “Company” or “Spok Holdings”) and Vincent D. Kelly (the “Executive”).
WHEREAS, the Company and Executive are parties to that Executive Employment Agreement, dated as of December 28, 2016 (the “Previous Employment Agreement”), pursuant to which the Executive has been employed as the Chief Executive Officer and President of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement, which is intended to replace and supersede the Previous Employment Agreement as of the Effective Date (as defined below) in all respects and, in order to do so, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment. The Company shall employ the Executive as the Chief Executive Officer and President of the Company based upon the terms and conditions set forth in this Agreement, for the period of time specified in Section 3. In such positions, the Executive shall report directly and exclusively to the Board of Directors of the Company (the “Board”).

2.
Duties and Authority. During the Agreement Term (as defined below), as the Chief Executive Officer and President of the Company, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer of a public company), the Executive shall be responsible for the business, affairs, properties and operations of the Company, and shall have general executive charge, management and control of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities, and shall perform such other duties for the Company as the Board may determine from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company, provided that Executive may serve as an outside director of one other company unrelated to Spok Holdings, subject to approval of the Board, which shall not be unreasonably withheld.

3.
Term. The term of this Agreement and the period of employment of the Executive by the Company hereunder (the “Agreement Term”) shall commence on January 1, 2019 (the “Effective Date”) and shall end on December 31, 2021 (the “Expiration Date”), unless earlier terminated pursuant to Section 7 herein.

4.	Compensation and Expenses.

(a)
Base Salary. In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to Six Hundred Thousand Dollars ($600,000), commencing as of the Effective Date. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall

Exhibit 10.1

review the Base Salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

(b)
Annual Bonus. The Executive shall be eligible for a target annual bonus equal to $500,000 (83.33% of Base Salary) based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”), provided that the Executive is employed by the Company on December 31 of the applicable calendar year and Executive has not voluntarily terminated his employment in the Company pursuant to Section 8(d) herein prior to the date such Annual Bonus is payable hereunder. Each Annual Bonus shall be paid upon completion of the annual audit of the Company’s financial statements for the applicable calendar year or sooner if the Compensation Committee (“Compensation Committee”) of the Company’s Board so agrees, but in any event no later than March 15 of the year following the applicable calendar year. The criteria for determining the amount of any Annual Bonus and the bases upon which such Annual Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Board (or Compensation Committee, as applicable). The Board or a committee thereof may review and in its discretion increase but not decrease the amount of the Annual Bonus that Executive may be eligible to earn based on achievement of bonus targets.

(c)
Benefits. To the maximum extent permitted by applicable state and federal law, the Executive shall be eligible, at no cost to the Executive, to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile

(d)
Holidays and Vacation. The Executive shall be entitled to (i) time off for all public holidays observed by the Company and (ii) vacation days in accordance with the applicable policies for the Company’s senior executives as in effect from time to time.

(e)
Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses the Executive incurs in accordance with the reasonable policies and procedures adopted from time to time by the Company.

(f)
Equity Incentive. The Executive shall be entitled to receive long-term equity awards in the Company, as may be determined by the Board pursuant of the terms of the Company’s 2019 Long-Term Incentive Plan and potential future LTIP plans (the “Plans”), as to be set forth in one or more separate award agreements governing the applicable equity award.

(g)
Claw-back Policy. The annual bonus and long-term equity awards, referenced in Sections 4(b) and 4(f) herein, shall be subject to and governed by the Company’s claw-back policy, as adopted by the Board and in effect at the time the annual bonus is paid or the long-term equity awards are granted, as applicable.

Exhibit 10.1

5.	Confidential Information.

(a)
“Confidential Information” means any and all Company and Company subsidiary proprietary information, technical data, patent applications, inventions or discoveries (whether patentable or not), know-how and trade secrets, as well as operating, design and manufacturing procedures disclosed to the Executive, including before the date of this Agreement. “Confidential Information” further means, without limitation, research, product development activities, processes, products, specifications, designs, diagrams, illustrations, programs, concepts, ideas, marketing plans, proposals, financial information, confidential reports, communications and customer lists and data, as well as the nature and results of the Company’s and its subsidiaries’ research and development activities, and all other materials and information related to the business or activities of the Company and its subsidiaries that are not generally known to the public; provided, however, that the term “Confidential Information” excludes information that (i) is or becomes generally available to the public other than through acts by the Executive in violation of this Agreement, (ii) was legally within the Executive’s possession prior to disclosure to the Executive by or on behalf of the Company or its predecessor, which prior possession can be evidenced by the Executive’s written records in existence prior to the effective date of any Prior Employment Document (as defined in Section 10 below), or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or a subsidiary or predecessor of the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries, or by any other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries, or any other party with respect to such information.

(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive covenants and agrees that, during the Agreement Term and at all times thereafter, the Executive will keep secret and confidential all Confidential Information, and will not at any time, without the prior written consent of the Board or a person authorized by the Board, publish or disclose any Confidential Information, either directly or indirectly, to any third party, use for the Executive’s own benefit or advantage, or make available for others to use (except to third parties in connection with possible transactions or business with the Company). Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take all reasonable steps necessary to prevent disclosure of any Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps necessary to maintain the confidentiality of such information and to preserve such privilege.

Exhibit 10.1

(d)
The Executive acknowledges that the restrictions contained in Section 5(b) and 5(c) are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 5(b) and 5(c), the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such Confidential Information. The Executive also acknowledges that nothing in this Section 5 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

6.
Covenant Not to Compete. The Executive agrees that, through his position as Chief Executive Officer and President of the Company and the various other positions with the Company that he has held from time to time, the Executive has established and will continue to establish valuable and recognized expertise in narrow band wireless communications and in the development and marketing of software and related equipment for mission-critical communications, and has had and will have access to the Company’s Confidential Information. The Executive hereby enters into a covenant restricting the Executive from soliciting employees of the Company and its subsidiaries and from competing against the Company upon the terms and conditions described below:

(a)	During the Executive’s employment and for a period of two (2) years after the Date of Termination (as defined in Section 7(d) below) for any reason, the Executive shall not:

(i)
induce or attempt to induce any person who, as of the Date of the Termination, is an employee of the Company or of any of its subsidiaries to terminate his or her employment, or refrain from renewing or extending such employment, with the Company or such subsidiary in order to become an director, officer, employee, consultant or independent contractor to or for any other individual or entity other than the Company or its subsidiaries;

(ii)
in any state or other jurisdiction in the United States in which, as of the Date of Termination, the Company is engaged in Business (as defined herein) or has developed plans to engage in Business: (1) engage or be a part of any Person (including as a director, consultant, employee, agent, or representative), or have any direct or indirect financial interest (whether as a partner, shareholder, or owner (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange)) in any Person that engages in the business of owning and operating narrowband paging and wireless messaging networks, voice mail services, data transmitting services and/or mission critical communications software (the “Business”); or (2) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to the Business;

(iii)
directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange). The term “Competitor” means any Person a portion of the business of which (and during any period in which it intends to enter into business activities that would be) is materially competitive in any way with the Business of the Company; or

Exhibit 10.1

(iv)
solicit or cause or encourage any person to solicit any Business in competition with the Company or a subsidiary from any Person who as of the Date of Termination is, or at any time during the 1-year period prior to the Date of Termination was, a client of the Company or of a subsidiary during the Executive’s employment hereunder.

(b)
The Executive agrees that the restrictions set forth in this Section 6 are reasonable, proper, and necessitated by legitimate business interests of the Company and do not constitute an unlawful or unreasonable restraint upon the Executive’ ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. The parties further agree that nothing in this Section 6 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

(c)
The Executive further acknowledges that it may be impossible to assess the monetary damages incurred by the Executive’s violation of this Agreement, and that violation of this Agreement will cause irreparable injury to the Company. Accordingly, the Executive agrees that the Company will be entitled, in addition to all other rights and remedies that may be available, to an injunction enjoining and restraining the Executive and any other involved party from committing a violation of this Agreement.

7.
Termination. Notwithstanding any other provision of this Agreement, this Agreement (and, thereby, the Executive’s employment with the Company) shall terminate upon the death of the Executive, or it may be terminated with thirty (30) days’ written notice as follows:

(a)	The Company may terminate this Agreement (and, thereby, the Executive’s employment with the Company):

(i)	at any time if the Executive is Disabled (as defined below) for a period of six (6) months or more;

(ii)
at any time with “Cause.” For purposes of this Agreement. “Cause” means (A) dishonesty of a material nature that relates to the performance of services under this Agreement; (B) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under this Agreement, (C) the Executive’s willfully breaching or failing to perform his duties as described in Section 2 hereof (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or (D) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by a majority of the members of the Board with no less than the affirmative vote of all Directors who are not also serving as officers or employees of the Company, at a

Exhibit 10.1

meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith judgment of the Board, the Executive has engaged in the conduct set forth in this paragraph and specifying the particulars thereof in detail; or

(iii)	at any time without Cause upon Notice (as defined in Section 11 below) from the Company to the Executive, which Notice shall be effective immediately or such later time as is specified in such Notice.

(b)	The Executive may terminate this Agreement (and, thereby, his employment with the Company) at any time upon sixty (60) days’ Notice to the Company.

(c)
This Agreement may be terminated (and, thereby, the Executive’s employment with the Company) at any time by the mutual agreement of the parties. Any termination of the Executive’s employment by mutual agreement of the parties shall be memorialized by a written agreement signed by the Executive and duly-appointed officers of the Company.

(d)
Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the Date of Termination (which shall not be earlier than the date on which such Notice is sent), and the specific provision of this Agreement relied upon and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. The “Date of Termination” means the last day the Executive is employed by the Company hereunder (including any successor to the Company as determined in accordance with Section 14). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

8.	Compensation Upon Termination.

(a)
Death. If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives to such estate, (i) the Executive’s Base Salary in effect on the date immediately prior to the Executive’s death, through the Executive’s date of death; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive’s death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s death); (iii) an amount equal to two times the Executive’s full Base Salary then in effect, in a lump sum within forty-five (45) days after his death; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive died multiplied by a fraction the numerator being the number of days Executive was employed by the Company in the calendar year of his death and the denominator being 365, in a lump sum within forty-five (45) days after his death.

Exhibit 10.1

(b)
Disability. Following the use of all sick days to which the Executive is entitled under the policies applicable to the Company’s senior executives, while he is Disabled until the Date of Termination (the “Disability Period”), the Company shall, in lieu of payment of his Base Salary, pay the Executive (i) a disability benefit equal to 50% of the Base Salary that he would otherwise be entitled to receive for the Disability Period; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Executive’s date of disability, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s disability); (iii) an amount equal to two times the Executive’s full Base Salary then in effect, in a lump sum within forty-five (45) days after such Date of Termination; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive became Disabled multiplied by a fraction the numerator being the number of days in the calendar year of his termination due to his becoming Disabled prior to the commencement of the Disability Period, and the denominator being 365, in a lump sum within forty-five (45) days after such Date of Termination; provided, however, that any payments made to the Executive during the Disability Period shall be reduced by any amounts paid or payable to the Executive under any Company disability benefit plans. Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered “Disabled” during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(c)
For Cause. If the Company terminates the Executive’s employment for Cause, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination; and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

(d)
Voluntary. If the Executive terminates his employment for other than Good Reason, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any such fringe benefit or incentive compensation plan or program, at the time such payments are due (excluding, for the avoidance of doubt, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). The Company shall have no further obligations to the Executive under this Agreement.

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following circumstances:

Exhibit 10.1

(i)
the Company’s failure to perform or observe any of the material terms or provisions of this Agreement after the Executive gives a written demand for performance to the Company within thirty (30) days of the event or circumstance giving rise to such failure of performance or observance, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii)
the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive’s status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company’s business;

(iii)
(I) a reduction in the Executive’s Base Salary as then in effect on the date of termination, as that amount may be increased from time to time; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled, at the time such bonuses are usually paid;

(iv)
a change in the principal place of the Executive’s employment, as in effect on the date hereof or as in effect after any subsequent change to which the Executive consented in writing, to a location more than thirty-five (35) miles distant from the location of such principal place;

(v)
(I) the Company’s failure to continue in effect any incentive compensation plan or stock option plan in which the Executive participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Executive, or (II) the Company’s failure to continue the Executive’s participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(vi)	the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 below; or

(vii)
any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 7(a)(ii) or 7(d), as applicable. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason;

provided that a Change of Control (as defined in the Plan) absent one or more of the circumstances in clauses (i) through (viii) above shall not constitute “Good Reason.”
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or circumstance constituting Good Reason hereunder. The Executive must (1) give the Company thirty (30) days to cure any event or circumstance giving rise to Good Reason following his written demand for such cure, and (2) actually terminate his employment as a consequence of such uncured event or circumstance within fifteen (15) days following the end of such 30-day cure period.

(e)	Other. If the Company terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates employment with the Company for Good Reason, the Company

Exhibit 10.1

shall pay the Executive’s Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). In addition, subject to Executive signing on or before the 30th day following the Date of Termination, and not revoking, a release substantially in the form of Exhibit A hereto, the Company shall pay the Executive:

(i)	an amount equal to two times the full Base Salary then in effect, in a lump sum within forty-five (45) days after such date specified in the Notice of Termination;

(ii)
an amount equal to one times the target Annual Bonus for the calendar year in which the Date of Termination occurs, in a lump sum within forty-five (45) days after such Date of Termination, provided that, if the Executive’s termination occurs within one year following a Change of Control (as defined in the Plan), Executive will instead be entitled to receive an amount equal to two times the target Annual Bonus for the calendar year in which the Date of Termination occurs;

(iii)
an amount equal to the product of the target Annual Bonus for the calendar year in which the Date of Termination occurs multiplied by a fraction the numerator is the number of days in that calendar year to and including the Date of Termination and the denominator is 365, in a lump sum within forty-five (45) days after such Date of Termination;

(iv)
reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the two-year period following the Date of Termination to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law (collectively, the “Reimbursement Payments”) together with an additional amount, payable within ten (10) business days following the end of the applicable COBRA period, such that the net amount retained by the Executive, after deduction of any Federal, state and local income and employment taxes and excise tax upon the Reimbursement Payments, shall be equal to the Reimbursement Payments;

(v)
reimbursement for expenses reasonably incurred by the Executive in securing outplacement services through a professional person or entity of the Executive’s choice, subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), at a level commensurate with the Executive’s position, for a period of up to one (1) year commencing on or before the one-year anniversary of the Date of Termination at the Executive’s election, provided that the cost therefore to the Company shall not exceed thirty five thousand dollars ($35,000), but in no event extending beyond the earlier to occur of (i) the end of the Executive’s second taxable year following the taxable year in which the Date of Termination occurs, and (ii) the date on which the Executive commences other full-time employment. The Company shall reimburse the Executive for any such permitted expenses on or before the end of the Executive’s third taxable year following the taxable year in which the Date of Termination occurs; and

Exhibit 10.1

(vi)
(A) accelerated vesting on the Date of Termination of any time-based conditions on any outstanding but unvested equity awards granted to Executive, and (B) a waiver of any continuous employment conditions on any outstanding but unvested equity awards granted to Executive subject to Company performance, which shall be payable if and when such performance objectives are achieved.

(f)
Six-Month Delay For Key Employees. Notwithstanding anything in this Agreement to the contrary, if the Executive is a key employee of a publicly traded corporation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. Any amounts not so delayed shall be paid at such times and on such dates as originally scheduled. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.

(g)
Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this section by seeking other employment or otherwise and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment (including self-employment) that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company a final, unappealable judgment or arbitration award against the Executive.

9.
Effect of Termination. If the Executive (a) is a member of the Board or that of any of the Company’s subsidiaries or, or (b) holds any other position with the Company and the Company’s subsidiaries on the Date of Termination, the Executive shall be deemed to have resigned from all such positions as of such date.

10.
Termination of Other Agreements. By their execution of this Agreement, each of the Company and the Executive confirm the termination, as of the Effective Date, of all rights and obligations that each of the parties may have had under (a) the Previous Employment Agreement and (b) any other employment, consulting, non-competition, bonus or other compensatory plan, program, arrangement or contract relating to the employment of the Executive, written or oral, between the Executive and the Company, the Company’s predecessor or any person affiliated with the Company or its predecessor entered into prior to the date hereof (together, the “Prior Employment Documents”).

Exhibit 10.1

11.
Notices. All notices, demands, requests, or other communications required or permitted to be given or made hereunder (collectively, “Notice”) shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	if to the Company:
Spok Holdings, Inc.
6850 Versar Drive, Suite 420,
Springfield, Virginia 22151‐4148
Attention:    Chairman of the Board and the Corporate             Secretary

with a copy (which shall not constitute notice) to:

Latham and Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attention:    William P. O’Neill, Esq.

(b)	if to the Executive:
At Executive’s principal office at the Company (during the Agreement Term), and, at all times, to Executive’s principal residence as reflected in the records of the Company.

with a copy (which shall not constitute notice) to:

Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005
Attention:     Deneen C. Howell, Esq.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.
Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

13.
Survival. It is the express intention and agreement of the parties that the provisions of Section 5 shall survive the termination of this Agreement, and that the provisions of Section 6 shall survive for two (2) years following the termination of this Agreement.

Exhibit 10.1

14.
Assignment: Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company as provided in Section 8(e) herein.

15.
Binding Effect. Subject to any provisions restricting assignment, this Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

16.
Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

17.
Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

18.
Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles thereof that would result in the application of any law other than the law of the Commonwealth of Virginia.

19.
Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Employment Documents.

20.
Arbitration. Either party may designate in writing to the other (in which case this Section 20 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive’s employment, or the termination of the Executive’s employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitrate are claims by the Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief during the pendency of any dispute or controversy in the form of specific performance of the right to be paid until the Date of

Exhibit 10.1

Termination and to be paid all other unpaid amounts, if any, to which the Executive is entitled as of such Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). If this Section 20 is in effect, any claim with respect to this Agreement, the Executive’s employment, or the termination of the Executive’s employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 20 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, shall govern the arbitrability of all claims.

21.
Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile and via pdf delivered electronically, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed, on their behalf as of the day and year first hereinabove written.

SPOK HOLDINGS, INC.
By:     /s/ Sharon Woods Keisling                                                Name:     Sharon Woods Keisling                                                   Title:    Corporate Secretary & Treasurer

EXECUTIVE                                                        /s/ Vincent D. Kelly